             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549

                          ----------

                           FORM 8-K

                        CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934


               Date of Report:  August 18, 1998
               (Date of earliest event reported)


                  D E E R E   &   C O M P A N Y
        (Exact name of registrant as specified in charter)

                           DELAWARE
          (State or other jurisdiction of incorporation)

                            1-4121
                   (Commission File Number)

                          36-2382580
              (IRS Employer Identification No.)

                     One John Deere Place
                    Moline, Illinois  61265
      (Address of principal executive offices and zip code)

                         (309)765-8000
      (Registrant's telephone number, including area code)

          ----------------------------------------------
 (Former name or former address, if changed since last report.)


                      Page 1 of 12 pages.
            The Exhibit Index appears at Page 4.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

              (99)  Press release and additional information.



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

                          Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                DEERE & COMPANY



                                By:  /s/ Frank S. Cottrell
                                    ----------------------------
                                    Frank S. Cottrell, Secretary


Dated:  August 18, 1998



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

                          Exhibit Index



                                                  Sequential
Number and Description of Exhibit                 Page Number
---------------------------------                 -----------

(99)  Press release and additional information       Pg. 5



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
                                                   EXHIBIT 99

                                        Greg Derrick
(Deere Logo)                            Deere & Company
                                        (309)765-5290

        DEERE THIRD-QUARTER EARNINGS RISE 15%; EPS UP 20%
        -------------------------------------------------

For Immediate Release (18 August 1998)

    MOLINE, IL -- Deere & Company today reported record third-quarter net income of $290.8 million, or $1.20 per share, for the three months ended July 31, compared with $252.7 million, or $1.00 per share, last year. This represented an increase of 15 percent in net income and 20 percent in earnings per share. Nine-month net income was $859.3 million, or $3.49 per share, an increase of 15 percent in net income and 19 percent in earnings per share, compared with last year's $748.8 million, or $2.94 per share. Earnings per share continued to benefit from the company's share-repurchase program.

    Revenue growth, driven by a continuation of favorable demand for company products, as well as cost reductions and progress in quality initiatives, led to the record performance. Stated Hans W. Becherer, chairman and chief executive officer, "Third-quarter profits reflected positive contributions from all business segments and remained at record levels despite continued expenditures for new products, growth opportunities, and increasingly challenging agricultural market conditions."

    Worldwide net sales and revenues rose 8 percent for the quarter, to $3.693 billion, and 14 percent for nine months, to $10.609 billion, compared with $3.430 billion and $9.347 billion, respectively, last year. Net equipment sales increased 8 percent for the quarter, to $3.218 billion, and 14 percent for nine months, to $9.233 billion. This compared with sales of $2.993 billion and $8.103 billion for the periods a year ago.

    Export sales from the United States remained at favorable levels, totaling $551 million for the third quarter and $1.565 billion year-to-date, versus $585 million and $1.524 billion for the same periods last year. Despite an adverse foreign-exchange translation impact, overseas sales were slightly higher in dollar terms for both the quarter and year-to-date. Overall, the company's physical volume of sales increased 15 percent for the first nine months, compared with last year.

    Worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had record net income of $235.5 million for the third quarter and $723.6 million for the first nine months, compared with $221.1 million and $635.1 million last year. Operating margins remained at favorable levels despite competitive pricing actions and spending on growth opportunities. In addition, this year's results were affected by adverse currency fluctuations and higher interest expense. Worldwide equipment operating profit increased to $431 million for the quarter, and to $1,270 million for the first nine months, compared with $384 million and $1,095 million last year. Operating profit as a percent of net sales was unchanged compared with last year, at 13 percent for the quarter and 14 percent for the first nine months.

 .    Operating profit for worldwide agricultural equipment
     increased 1 percent for the quarter, to $282 million, and 5 percent for the first nine months, to $852 million. This was in comparison with $279 million and $813 million last year. For both periods, higher sales and lower operating expenses were partially offset by higher sales incentive costs, higher expenditures for growth initiatives and a less favorable sales mix.

 .    Worldwide construction equipment operating profit
     increased 72 percent for the quarter, to $103 million, and 47 percent for the first nine months, to $258 million, versus $60 million and $175 million for the periods last year. Revenue growth and higher production volumes associated with strong market acceptance of new products, as well as better efficiencies, led to the improvement. Partially offsetting these factors were higher sales incentive costs, mainly in the first half of this year, and start-up expenses at the Torreon, Mexico, engine facility.

 .    Despite continued investment in new products and
     manufacturing facilities, worldwide commercial and consumer equipment operating profit rose 2 percent for the quarter, to $46 million, and increased 50 percent for nine months, to $160 million. Last year's operating profit was $45 million and $107 million for the respective periods. The improvements were due to higher sales and production volumes, driven by strong retail demand, as well as by improved operating efficiencies. Results in 1998 included higher expenses for the development and introduction of new products and the start-up of new manufacturing facilities. Last year's results were adversely affected by a second quarter write-off related to a Homelite product.

    As expected, trade receivables and company inventories declined during the quarter while remaining above year-ago levels. The increase from last year was primarily due to higher sales and production volumes and the resulting increases in receivables related to agricultural-equipment used goods. Equipment operations' assets at July 31 were 74.7 percent of the last 12 months' net sales, compared with 70.4 percent a year ago. The higher ratio primarily reflected an increase in prepaid pension cost assets.

    Net income of the financial services subsidiaries was $46.9 million for the quarter and $124.1 million for nine months, compared with $26.8 million and $110.2 million for the same periods last year.

 .    Net income of the credit operations increased to $43.1
     million for the third quarter, and to $111.2 million for the year-to-date, compared with $41.6 million and $106.1 million last year. Third-quarter and year-to-date results benefited from higher income on a larger average receivable and lease portfolio, partially offset by higher operating costs and narrower financing spreads. In addition, year-to-date earnings benefited from higher gains on the sale of retail notes.

 .    Insurance operations' net income was $2.0 million for the
     third quarter and $11.8 million for the first nine months, compared with last year's $6.6 million and $23.7 million. The quarterly decrease primarily reflected unfavorable underwriting results caused by abnormally high weather-related property claims. Nine-month underwriting results were also affected by adverse loss development in the transportation business. In addition, premium volumes were lower than last year due to competitive market conditions.

 .    Health care operations had net income of $1.8 million for
     the quarter and $1.1 million for the first nine months, compared with net losses of $21.4 million and $19.6 million last year. The 1998 results benefited from higher premium revenues, improved margins and lower administrative expenses. Last year, results were adversely affected by high claims costs, unfavorable margins, a strengthening of claims reserves and charges for the planned closures of two health care centers.

OUTLOOK

    With regard to the company's agricultural-equipment operations, worldwide farm-commodity prices continued on a downward course during the quarter as a result of prospects for increased global supplies of grains and oilseeds, as well as fears about the Asian economic crisis. U.S. crop conditions remained generally good throughout the Midwest, with federal financial assistance expected to offset some of the drought-related losses being experienced in the South. Under these conditions, it is expected that retail demand for agricultural equipment will decline for the rest of 1998 and 1999. In light of this outlook and the company's continuing commitment to aggressive asset management, production schedules have been reduced in the fourth quarter of 1998 and are expected to be reduced in 1999.

    In the construction-equipment sector, low interest rates and generally favorable economic conditions have continued to strengthen demand. Housing starts are expected to average above 1.5 million units in 1998, their highest level in more than a decade. In addition, a new highway bill, the Transportation Equity Act for the 21st Century, will provide a significant increase in highway funding over the next six years. Although the retail environment is expected to remain healthy, fourth-quarter production volumes of Deere construction equipment will decline with the introduction of a new product-distribution system. It is designed to more closely align production with retail demand and thus reduce inventory levels. Next quarter's construction-equipment production schedules have been set lower as a result.

    Sales of John Deere commercial and consumer equipment should continue benefiting from low unemployment, low interest rates, rising incomes and the strong housing market. In addition, the division's growing line of new products is expected to continue meeting strong success in the marketplace.

    In financial services, credit operations should continue benefiting from higher portfolio balances. Insurance operations results, however, are expected to be significantly below last year's as a result of competitive market conditions and continuing unfavorable loss experience. While health care margins remain under pressure due to a very competitive industry environment, improvement plans are on target and are expected to result in significantly better financial results for the remainder of 1998 versus last year.

    Based on these conditions, the company's worldwide physical volume of sales is currently projected to increase by approximately 10 percent in 1998, compared with 1997. Fourth-quarter physical volumes are projected to be approximately 2 percent below comparable levels for fourth-quarter 1997.

    Assessing the outlook, Becherer said the company is well-positioned for continued good results despite a prospective slowdown in the farm economy. "We're confident that our continuing investment in new products and facilities, and geographic expansions, will help us deliver solid returns through all phases of the business cycle," he said. "At the same time, initiatives geared to process and quality improvement are moving ahead and are expected to yield substantial efficiency gains in the future."

JOHN DEERE CAPITAL CORPORATION

    The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market:

    John Deere Capital Corporation's net income was $39.9 million in the third quarter and $103.4 million for the first nine months of 1998, compared with $37.8 million and $96.5 million for the same periods last year. The third quarter and year-to-date results benefited from higher income on a larger average receivable and lease portfolio, partially offset by higher operating costs and narrower financing spreads. In addition, the year-to-date results benefited from higher gains on the sale of retail notes.

    Net receivables and leases financed by John Deere Capital Corporation were $6.952 billion at July 31,1998, compared with $6.214 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months, partially offset by sales of retail notes. Receivable and lease acquisition volumes during the first nine months increased 18 percent compared with the same period last year. Net receivables and leases administered, which include receivables previously sold, totaled $8.381 billion at July 31, 1998, compared with $7.254 billion at July 31, 1997.

Safe Harbor Statement

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements under the "Outlook" heading, which relate to future operating periods, are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, construction and commercial and consumer) and financial services (credit, insurance and health care). Forward looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather conditions, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; dealer practices; labor relations; interest and currency exchange rates; accounting standards' and other risks and uncertainties. Dealers' retail sales of agricultural equipment are especially affected by the weather in the summer, while the number of housing starts is especially important to sales of construction equipment. Economic difficulties in Asia could continue to adversely affect North American grain and meat exports. The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data may be subject to revision. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission.


                            # # #




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

                Third Quarter 1998 Press Release

Net sales and revenues:
(millions of dollars except per share amounts)

                                        Three Months Ended
                                              July 31
                                                           %
                                      1998      1997    Change
Net sales:                           ------    ------   ------
  Agricultural equipment             $1,969    $1,907    +  3
  Construction equipment                709       579    + 22
  Commercial and consumer equipment     540       507    +  7
                                     ------    ------
    Total net sales                   3,218     2,993    +  8
Financial Services revenues             435       400    +  9
Other revenues                           40        37    +  8
                                     ------    ------
  Total net sales and revenues       $3,693    $3,430    +  8
                                     ======    ======

United States and Canada:
  Equipment net sales                $2,319    $2,113    + 10
  Financial Services revenues           435       400    +  9
                                     ------    ------
    Total                             2,754     2,513    + 10
Overseas net sales                      899       880    +  2
Other revenues                           40        37    +  8
                                     ------    ------
  Total net sales and revenues       $3,693    $3,430    +  8
                                     ======    ======

Operating profit:
  Agricultural equipment             $  282    $  279    +  1
  Construction equipment                103        60    + 72
  Commercial and consumer equipment      46        45    +  2
                                     ------    ------
  Equipment Operations*                 431       384    + 12
  Financial Services                     70        41    + 71
                                     ------    ------
    Total operating profit              501       425    + 18
Interest and corporate expenses-net     (55)      (21)   +162
Income taxes                           (155)     (151)   +  3
                                     ------    ------
  Net income                         $  291    $  253    + 15
                                     ======    ======

Per Share:
  Net income                         $ 1.20    $ 1.00    + 20
  Net income - diluted               $ 1.19    $  .99    + 20

* Includes overseas operating profit $  106    $  109    -  3
                                     ======    ======


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

                Third Quarter 1998 Press Release

Net sales and revenues:
(millions of dollars except per share amounts)

                                         Nine Months Ended
                                             July 31
                                                           %
                                      1998      1997    Change
Net sales:                           ------    ------   ------
  Agricultural equipment             $5,638    $5,128    + 10
  Construction equipment              2,001     1,631    + 23
  Commercial and consumer equipment   1,594     1,344    + 19
                                     ------    ------
    Total net sales                   9,233     8,103    + 14
Financial Services revenues           1,261     1,135    + 11
Other revenues                          115       109    +  6
                                     ------    ------
  Total net sales and revenues      $10,609    $9,347    + 14
                                     ======    ======

United States and Canada:
  Equipment net sales                $6,867    $5,748    + 19
  Financial Services revenues         1,261     1,135    + 11
                                     ------    ------
    Total                             8,128     6,883    + 18
Overseas net sales                    2,366     2,355
Other revenues                          115       109    +  6
                                     ------    ------
  Total net sales and revenues      $10,609    $9,347    + 14
                                     ======    ======

Operating profit:
  Agricultural equipment             $  852    $  813    +  5
  Construction equipment                258       175    + 47
  Commercial and consumer equipment     160       107    + 50
                                     ------    ------
  Equipment Operations*               1,270     1,095    + 16
  Financial Services                    191       171    + 12
                                     ------    ------
    Total operating profit            1,461     1,266    + 15
Interest and corporate expenses-net    (124)      (71)   + 75
Income taxes                           (478)     (446)   +  7
                                     ------    ------
  Net income                         $  859    $  749    + 15
                                     ======    ======

Per Share:
  Net income                         $ 3.49    $ 2.94    + 19
  Net income - diluted               $ 3.45    $ 2.91    + 19

* Includes overseas operating profit $  268    $  290    -  8
                                     ======    ======



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
              Third Quarter 1998 Press Release


Selected balance sheet data:           Jul 31  Oct 31  Jul 31
(millions of dollars and shares)        1998    1997    1997
                                       ------  ------  ------
Equipment Operations:
  Trade accounts and notes
    receivable-net                     $4,209  $3,334  $3,513
  Inventories                          $1,337  $1,073  $1,171

Financial Services:
  Financing receivables and leases
    financed - net                     $7,786  $6,902  $6,811
  Financing receivables and leases
    administered - net                 $9,325  $8,416  $8,100
  Insurance companies' assets          $1,000  $  994  $1,015
  Health care companies' assets        $  238  $  233  $  240

Average shares outstanding              246.0   253.7   254.5





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